EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121278, 333-11523, 333-91146, 333-68590, 333-90029, and 333-31190 on Form S-8 of our reports relating to the financial statements and financial statement schedule of Concur Technologies, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated December 14, 2005, appearing in this Annual Report on Form 10-K of Concur Technologies, Inc. and subsidiaries for the year ended September 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

December 14, 2005